   As filed with the Securities and Exchange Commission on June 9, 1998.
                                                     Registration No. 333-_____
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        THE IMMUNE RESPONSE CORPORATION
             (Exact name of registrant as specified in its charter)


          Delaware                                         33-0255679
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

                                5935 Darwin Court
                            Carlsbad, California 92008
                                  (760) 431-7080
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)



                                                          Copies to:

       DENNIS J. CARLO, Ph.D.                      THOMAS E. SPARKS, JR., ESQ.
President and Chief Executive Officer            Pillsbury Madison & Sutro LLP
   The Immune Response Corporation                      P. O. Box 7880
         5935 Darwin Court                       San Francisco, CA 94120-7880
      Carlsbad, California 92008                       (415) 983-1000
          (760) 431-7080
(Name, address, including zip code, and
 telephone number, including area code,
      of agent for service)


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Selling Stockholder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                             --------------------

                                             CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING       AMOUNT OF
 SECURITIES TO BE REGISTERED               REGISTERED           SHARE(2)                  PRICE         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0025 par value         1,700,000 shares        $11.375                $19,337,500           $5,705
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Represents shares issuable upon conversion of, or upon issuance of dividends on, the Company's Series F Convertible Preferred Stock. This Registration Statement also covers such indeterminate number of additional shares, if any, as shall be issuable from time to time as required by the terms of the Series F Convertible Preferred Stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low price reported on the Nasdaq National Market on June 4, 1998.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  SUBJECT TO COMPLETION, DATED JUNE 9, 1998

                       THE IMMUNE RESPONSE CORPORATION
                       1,700,000 SHARES OF COMMON STOCK
                        (PAR VALUE $0.0025 PER SHARE)

                             --------------------

     This Prospectus covers the public offering, which is not being underwritten, of 1,700,000 shares (the "Shares") of Common Stock, $0.0025 par value, of The Immune Response Corporation ("Immune Response" or the "Company") issuable to certain persons named in this Prospectus (the "Selling Stockholders"). The Shares are issuable upon conversion of, or upon issuance of dividends on, 200 shares of Series F Convertible Preferred Stock sold by the Company to certain accredited investors in a private placement in April 1998 for gross proceeds of $10,000,000 (the "Private Placement"). The Series F Convertible Preferred Stock is convertible into Common Stock initially at a conversion price equivalent to $14.07 per share of Common Stock. At the initial conversion price, 710,732 shares of Common Stock are issuable upon conversion of the 200 shares of Series F Convertible Preferred Stock. If prior to April 24, 1999 the average of the closing bid prices for the Common Stock during any 20 consecutive trading day period subsequent to May 28, 1998, and the closing bid price for a share of Common Stock on April 24, 1999 is not greater than $14.07, then the conversion price of the Series F Convertible Preferred Stock will be adjusted downward on April 24, 1999 (or sooner if the Company issues Common Stock at less than $14.07 per share prior to April 24,
1999) and quarterly thereafter. The new lower conversion price will be equal to the average of the closing bid prices of the Common Stock during the 30 consecutive trading days immediately preceding the date of adjustment of the conversion price unless the conversion price then in effect is lower, in which case the conversion price would not be adjusted. The conversion price of the Series F Preferred Stock will also be adjusted for events such as subdivisions or combinations of the Common Stock and reorganizations, reclassifications, consolidations, merger or sale of the Company. The Series F Convertible Preferred Stock bears a dividend of 7.5% per annum, which is generally payable in shares of Common Stock. The Company is obligated to use its best efforts to keep the registration statement, of which this Prospectus is a part, effective until the earlier of (i) the date as of which the Selling Stockholders may sell all of their Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933 (or successor thereto) or
(ii) the date on which (A) the Selling Stockholders have sold all their shares and (B) none of the shares of Series F Preferred Stock issued in the Private Placement is outstanding.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "IMNR." On June 9, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $11.125.

     The Shares are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from the offering. The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market or such other exchange or market on which the Common Stock is listed for trading; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, in which Shares may be resold thereafter pursuant to this Prospectus. The Selling Stockholders or their successors in interest may also pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. See "Plan of Distribution."

     All expenses (estimated to be $60,000) of the registration of the Common Stock covered by this Prospectus will be borne by the Company pursuant to a preexisting agreement, except that the Company will not pay any Selling Stockholder's underwriting discounts or selling commissions.

     The Company will not receive any proceeds from the sale of the Shares. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be determined to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the sale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

                             --------------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS.

                             --------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------




              The date of this Prospectus is __________, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be (i) inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the Commission's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 7 World Trade Center, New York, New York and (ii) accessed via a Web site maintained by the Commission (http://www.sec.gov). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (Commission File No. 333-___) under the Securities Act, with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-18006);

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     3.   The Company's Current Report on Form 8-K dated April 24, 1998;

     4. The description of Immune Response Common Stock set forth in the Registration Statement on Form 8-A filed on March 30, 1990; and

     5. The description of the Preferred Stock Purchase rights for Series E Participating Preferred Stock, par value $0.001, set forth in the Registration Statement on Form 8-A filed on March 4, 1992.

     All documents subsequently filed by Immune Response pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone at (760) 431-7080 to The Immune Response Corporation, at the principal executive offices of the Company, 5935 Darwin Court, Carlsbad, California 92008.

                SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     When used in this Prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. For a discussion of certain of such risks, see "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                  THE COMPANY

     Immune Response is a biopharmaceutical company developing immune-based therapies to induce specific T cell responses for the treatment of HIV, autoimmune diseases and cancer. The Company is conducting clinical trials for its immune-based therapies for HIV, rheumatoid arthritis, psoriasis, multiple sclerosis, colon cancer and brain cancer and preclinical studies for melanoma and prostate cancers. In addition, the Company is developing a targeted delivery technology for gene therapy which is designed to enable the intravenous injection of genes for delivery directly to the liver. The Company's gene therapy program is currently focused on diseases of the liver and is in preclinical studies for the treatment of hemophilia and hepatitis. The Company's strategy is to retain ownership of these proprietary technologies and to seek corporate collaborations or joint ventures for certain disease-specific applications.

                                  RISK FACTORS

UNCERTAINTY OF PRODUCT DEVELOPMENT AND CLINICAL TESTING

     The Company has not completed the development of any products and there can be no assurance any products will be successfully developed. The Company has been in existence since 1986, and to date only six of its product candidates have entered clinical trials. The Company's potential immune-based therapies for HIV, autoimmune disease, cancer and gene therapy products currently under development will require significant additional research and development efforts and regulatory approvals prior to potential commercialization. To achieve profitable operations, the Company must successfully develop, manufacture, introduce and market products. There can be no assurance that any of the Company's potential products will prove to be safe and effective in clinical trials, that United States Food and Drug Administration ("FDA") or other regulatory approvals will be obtained or that such products will achieve market acceptance.

     The Company's potential HIV immune-based therapy, REMUNE, is in a Phase III clinical endpoint trial designed to provide evidence of efficacy based on clinical endpoints. There can be no assurance that the results of such clinical trial will demonstrate that REMUNE is safe and efficacious or, that even if the results of the clinical trial are considered successful by the Company, that the FDA will not require the Company to conduct additional large scale clinical trials with REMUNE before the FDA will consider approving REMUNE for commercial sale. Failure to successfully complete the Phase III clinical endpoint trial in a timely fashion and a failure to obtain FDA approval of REMUNE will materially and adversely affect the Company. There can be no assurance that the results of the Phase III trial will be consistent with Phase II results. Even if the results of the Phase III trial are consistent with the results of the Phase II trial, there can be no assurance that the FDA would approve REMUNE for marketing. In addition, REMUNE is being tested in a Phase II clinical trial in Thailand, in a pediatric Phase I clinical trial in the United States and in combination trials with approved HIV therapies in the United States and Spain. Failure of these trials to demonstrate the safety and effectiveness of REMUNE could have a material adverse effect on the regulatory approval process for this potential product. The Company's other potential immune-based therapies and gene therapy technologies are at a much earlier stage of development than REMUNE. The Company's gene therapy technology and certain of its technologies for the treatment of cancer have not yet been tested in humans and there can be no assurance that human testing of potential products based on such technologies will be permitted by regulatory authorities or, that even if human testing is permitted, that products based on such technologies will be developed and shown to be safe or efficacious. Potential immune-based therapies based on certain of the Company's autoimmune technologies and certain of its cancer technologies are at an early stage of clinical testing and there can be no assurance that such products will be shown to be safe, efficacious or receive regulatory approval.

     There can be no assurance that the results of the Company's preclinical studies and clinical trials will be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies and clinical trials, including the REMUNE Phase III clinical endpoint trial will be required if the Company is to develop any products. Delays in planned patient enrollment in the Company's current clinical trials or future clinical trials may result in increased costs, program delays or both. There can be no assurance that any of the Company's potential products will prove to be safe and effective in clinical trials, that FDA or other regulatory approvals will be obtained or that such products will achieve market acceptance. Any products resulting from these programs are not expected to be successfully developed or commercially available for a number of years, if at all.

     There can be no assurance that unacceptable toxicities or side effects will not occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of the Company's products. The appearance of any such unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of the Company's products or, if previously approved, necessitate their withdrawal from the market. Furthermore, there can be no assurance that disease resistance will not limit the efficacy of potential products.

ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL

     The Company will need to raise additional funds to conduct research and development, preclinical studies and clinical trials necessary to bring its potential products to market and establish manufacturing and marketing capabilities. The Company anticipates that in 1998, the REMUNE clinical trials will continue to represent a significant portion of the Company's overall expenditures. The Company also anticipates that costs related to the development of REMUNE will continue to increase as the Company approaches possible commercialization. The anticipated costs with respect to REMUNE will depend on many factors, including the results of interim analyses of the data from the Phase III clinical endpoint trial, the availability of third party reimbursement for expanded access protocols for REMUNE, the potential for accelerated approval and certain other factors which will influence the Company's determination of the appropriate continued investment of the Company's financial resources in this program. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the cost of manufacturing scale-up, effective commercialization activities and arrangements and other factors not within the Company's control. The Company intends to seek additional funding through public or private financings, arrangements with corporate collaborators or other sources. If funds are acquired through collaborations, the Company will likely be required to relinquish some or all rights to products that the Company may have otherwise developed itself. Adequate funds may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to scale back or eliminate some or all of its research and development programs or license to third parties products or technologies that the Company would otherwise seek to develop itself. The Company believes that its existing resources, including interest thereon will enable the Company to maintain its current and planned operations beyond 1998.

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company has filed, or participated as licensee, in the filing of a number of patent applications in the United States and many international countries. The Company files applications as appropriate for patents covering its products and processes. The Company has been issued patents, or has licensed patents, covering certain aspects of its proposed immune-based therapies for HIV, autoimmune disease, cancer and gene therapy technologies. The Company's success may depend in part on its ability to obtain patent protection for its products and processes. The Company is aware that a group working with Connetics Corporation has received a United States patent related to autoimmune disease research that covers technology similar to that used by the Company.

     There can be no assurance that the Company will be able to negotiate any necessary cross licenses, and if not successful, failure to do so could have a negative impact on the Company. There can be no assurance that the Company's patent applications will be issued as patents or that any of its issued patents, or any patent that may be issued in the future, will provide the Company with adequate protection for the covered products, processes or technology.

     The patent positions of biotechnology and pharmaceutical companies can be highly uncertain, and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. The Company also relies upon unpatented trade secrets and know how, and no assurance can be given that others will not independently develop substantially equivalent trade secrets or know how. In addition, whether or not the Company's patents are issued, or issued with limited coverage, others may receive patents which contain claims applicable to the Company's product. There can be no assurance that any of the Company's patents, or any patents issued to the Company in the future, will afford meaningful protection against competitors. Defending any such patent could be costly to the Company, and there can be no assurance that the patent would be held valid by a court of competent jurisdiction.

     The Company also relies on protecting its proprietary technology in part through confidentiality agreements with its corporate collaborators, employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or independently discovered by its competitors.

     It is possible that the Company's products or processes will infringe, or will be found to infringe, patents not owned or controlled by the Company, such as the patent owned by Connetics Corporation. If any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses or redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms commercially reasonable to the Company or that the Company could redesign its products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to the Company or to protect trade secrets. Such litigation could result in substantial costs and diversion of management efforts regardless of the results of such litigation and an adverse result could subject the Company to significant liabilities to third parties, require disputed rights to be licensed or require the Company to cease using such technology.

HISTORY OF OPERATING LOSSES

     As of March 31, 1998, the Company had an accumulated deficit of $161.4 million. The Company has not generated revenues from the commercialization of any products and expects to incur substantial net operating losses over the next several years. There can be no assurance that the Company will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. The Company expects to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to expanded research, development and clinical trial activities.

LENGTHY APPROVAL PROCESS AND UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS

     Clinical testing, manufacture, promotion and sale of the Company's drug products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. The Company believes that REMUNE and most of its other potential immune-based therapies will be regulated by the FDA as biological drug products under current regulations of the FDA. Biological products must be shown to be safe, pure and potent (i.e., effective) and are subject to the same regulatory requirements as nonbiological products under the FDC Act, as amended by the FDA Modernization Act, except that a biological product licensed under the Public Health Services Act ("PHS Act") is not required to have an approved NDA under the Federal Food, Drug and Cosmetic Act ("FDC Act"). The FDA Modernization Act directed the FDA to take measures to minimize the differences in the review and approval of marketing applications for biological and nonbiological products. The FDA Modernization Act also made significant revisions to the statutory requirements with regard to the approval of new biological and nonbiological products. Among other things, the FDA Modernization Act established a new statutory program for the approval of fast track drugs, streamlined clinical research, and revised the content of product approval applications and the FDA review process. The FDA is required to issue regulations and guidelines in order to implement certain of these new requirements. Until the FDA implements these regulations and guidelines, it is impossible to predict the impact of the FDA Modernization Act on the review and approval of any marketing applications that the Company may submit to the FDA. The FDC Act, the PHS Act and other federal and state statutes and regulations govern or influence the testing, manufacture, safety, effectiveness, labeling, storage, recordkeeping, approval, advertising, distribution and promotion of biological prescription drug products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

     The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive and there can be no assurance that necessary FDA clearances will be obtained in a timely manner, if at all. There can be no assurance as to the length of the clinical trial period or the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of the Company's products. The Company may encounter significant delays or excessive costs in its efforts to secure necessary approvals, and regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's products. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical trials, manufacturing or marketing of any of its products under development. Even if commercial regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed. In addition, a marketed product is subject to continual FDA review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

     The steps required before a biological drug product may be marketed in the United States generally include preclinical studies and the filing of an IND application with the FDA. Reports of results of preclinical studies and clinical trials for biological drug products are submitted to the FDA in the form of a Biologics Licensing Application ("BLA") for approval for marketing and commercial shipment. Submission of a BLA does not assure FDA approval for marketing. The BLA review process may take a number of years to complete, although reviews of applications for treatments of AIDS, cancer and other life-threatening diseases may be accelerated or expedited. Failure of the Company to receive FDA marketing approval for REMUNE or any of its other products under development on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. In addition to obtaining approval for each biological drug product, an ELA usually must be filed and approved by the FDA.

     Among the other requirements for BLA approval is the requirement that prospective manufacturers conform to the FDA's Good Manufacturing Practices ("GMP") requirements specifically for biological drugs, as well as for other drugs. In complying with the FDA's GMP requirements, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. Failure to comply with the FDA's drug GMP requirements subjects the manufacturer to possible FDA regulatory action. There can be no assurance that the Company or its contract manufacturers, if any, will be able to maintain compliance with the FDA's drug GMP requirements on a continuing basis. Failure to maintain such compliance could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company believes its proprietary GeneDrug and cancer treatment therapies will likely be regulated as biological products. As with the Company's other potential products, the gene therapy and cancer products will be subject to extensive FDA regulation throughout the product development process, and there can be no assurance that any of these products will be successful at securing the requisite FDA marketing approval on a timely basis, if at all.

     The FDA Modernization Act also amended the FDC Act to permit expanded access to individuals and larger groups to unapproved new therapeutic and diagnostic products. Although the new law largely codifies existing FDA regulations in this area, it expands access to all investigational therapies under certain conditions. Although the FDA has granted expanded access to REMUNE for those patients who are ineligible to enroll in the Phase III clinical endpoint trial, the FDA has to date not designated expanded access protocols for REMUNE as "treatment" protocols. Either expanded access or a treatment protocol designation might permit third party reimbursement of some of the costs associated with making REMUNE available to patients in such an expanded access context. There can be no assurance that the FDA will determine that REMUNE meets all of the FDA's criteria for use of an investigational drug for treatment use or that, even if the product is allowed for treatment use, that third party payers will provide reimbursement for any of the costs of treatment with REMUNE.

     The FDA also has issued regulations to accelerate the approval of or to expedite the review of new biological drug products for serious or life-threatening illnesses that provide meaningful therapeutic benefit to patients over existing treatments. Under the accelerated approval program, the FDA may grant marketing approval for a biological or nonbiological drug product earlier than would normally be the case. In addition to the accelerated approval process, the FDA has established procedures designed to expedite the development, evaluation and marketing of new therapies intended to treat persons with life-threatening and severely debilitating illnesses, especially when no satisfactory alternative therapy exists. In addition, the FDA Modernization Act established a new statutory program for the approval of fast track drugs, including biological products. There can be no assurance that the FDA will consider REMUNE or any other of the Company's products under development to be an appropriate candidate for accelerated approval, expedited review or fast track designation.

     To market any drug products outside of the United States, the Company is also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.

TECHNOLOGICAL CHANGE AND COMPETITION

     The biotechnology industry continues to undergo rapid change and competition is intense in the fields of HIV, autoimmune disease, cancer and gene therapy, and such competition is expected to increase. The Company will compete with fully integrated pharmaceutical companies, small biotechnology companies, universities and research organizations. There can be no assurance that competitors have not or will not succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive. Many of the Company's competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than the Company. Accordingly, certain of the Company's competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than the Company.
 If the Company commences commercial sales of its products, it will also be competing with respect to manufacturing efficiency and sales and marketing capabilities, areas in which it currently has no experience. There can be no assurance that competitors will not develop and commercialize more effective or affordable products.

DEPENDENCE ON THIRD PARTIES

     The Company's strategy for the research, development and commercialization of its products requires entering into various arrangements with corporate collaborators, licensors, licensees and others, and the Company's commercial success is dependent upon these outside parties performing their respective contractual responsibilities, including the analysis of the data generated in the Company's clinical trials. The amount and timing of resources such third parties will devote to these activities may not be within the control of the Company. There can be no assurance that such parties will perform their obligations as expected and the failure of third parties to perform their obligations would have a material adverse effect on the Company. Although the Company has collaborative agreements with several universities and research institutions, the Company's agreement with Bayer is the only collaborative agreement that provides the Company with contract revenue. There can be no assurance that these collaborations will result in the development of any commercial products. Immune Response intends to seek additional collaborative arrangements to develop and commercialize certain of its products. There can be no assurance that the Company will be able to negotiate collaborative arrangements on favorable terms, or at all, in the future, or that its current or future collaborative arrangements will be successful.

DEPENDENCE ON KEY PERSONNEL

     Since its inception, Immune Response has relied on the technical and management skills of its experienced staff. The Company does not maintain key man life insurance on any of its personnel. The Company's success also depends in large part upon its ability to attract and retain highly qualified scientific and management personnel. The Company faces competition for such personnel from other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining requisite personnel.

LACK OF COMMERCIAL MANUFACTURING AND MARKETING EXPERIENCE

     The Company has a manufacturing facility for REMUNE located in King of Prussia, Pennsylvania, and a pilot manufacturing facility in Carlsbad, California for its other products. The Company has not yet manufactured its product candidates in commercial quantities. No assurance can be given that the Company, on a timely basis, will be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for contract manufacturing. The Company believes it will be able to manufacture

REMUNE for initial commercialization, if the product obtains FDA approval, but it has not yet demonstrated the capability to manufacture REMUNE in commercial quantities, or its autoimmune disease, cancer and gene therapy treatments in large-scale clinical or commercial quantities. The Company has no experience in the sales, marketing and distribution of pharmaceutical products. There can be no assurance that the Company will be able to establish sales, marketing and distribution capabilities or make arrangements with its collaborators, licensees or others to perform such activities or that such efforts will be successful. There can be no assurance of market acceptance of the Company's products, if they are developed and approved for commercialization.

     The manufacture of the Company's products involves a number of steps and requires compliance with stringent quality control specifications imposed by the Company itself and by the FDA. Moreover, the Company's products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA. For these reasons, the Company would not be able quickly to replace its manufacturing capacity if it were unable to use its manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the FDA's drug GMP requirements and the non-compliance could not be rapidly rectified. The Company's inability or reduced capacity to manufacture its products would have a material adverse effect on the Company's business and results of operations.

     The Company may enter into arrangements with contract manufacturing companies to expand its own production capacity in order to meet requirements for its products, or to attempt to improve manufacturing efficiency. If the Company chooses to contract for manufacturing services and encounters delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its finished products, clinical trials, market introduction and subsequent sales of such products would be adversely affected. Further, contract manufacturers must also operate in compliance with the FDA's drug GMP requirements; failure to do so could result in, among other things, the disruption of product supplies. Until recently, biologic product licenses could not be held by any company unless it performed significant manufacturing operations. The FDA recently amended its regulations in this regard, and the Company believes that under these new regulations it can now hold licenses for its biological products without performing significant manufacturing steps. Nonetheless, the Company's potential dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver such products on a timely and competitive basis.

UNCERTAINTY OF PRODUCT PRICING, REIMBURSEMENT AND RELATED MATTERS

     The Company's ability to earn sufficient returns on its products will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. Third party payors are increasingly challenging the price of medical products and services. If purchasers or users of the Company's products are not able to obtain adequate reimbursement for the cost of using such products, they may forego or reduce such use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third party coverage will be available. Failure to obtain appropriate reimbursement would have a material adverse effect on the Company.

PRODUCT LIABILITY EXPOSURE

     The Company faces an inherent business risk of exposure to product liability and other claims in the event that the development or use of its technology or prospective products is alleged to have resulted in adverse effects. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant liability exposure. Although the Company currently carries product liability insurance for clinical trials, there can be no assurance that the Company has sufficient coverage, or can obtain sufficient coverage, at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products developed by the Company. A product liability claim could have a material adverse effect on the Company's business, financial condition and results of operations.

HAZARDOUS MATERIALS/ENVIRONMENTAL MATTERS

     Although the Company does not currently manufacture commercial quantities of its product candidates, it produces limited quantities of such products for its clinical trials. The Company's research and development processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with current or future environmental laws and regulations nor that the operations, business or assets of the Company will not be materially or adversely affected by current or future environmental laws or regulations.

SUBORDINATION OF COMMON STOCK TO PREFERRED STOCK

     The Company's Common Stock is expressly subordinate to the Company's Series F Convertible Preferred Stock in the event of the liquidation, dissolution or winding up of the Company. If the Company were to cease operations and liquidate its assets, there can be no assurance that there would be any remaining value available for distribution to the holders of Common Stock after providing for the Series F Convertible Preferred Stock liquidation preference.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS

     The market price of Immune Response's common stock, like that of the common stock of many other biopharmaceutical companies, has been and is likely to be highly volatile. Factors such as the results of preclinical studies and clinical trials by the Company, its collaborators or its competitors, other evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, governmental regulatory actions, changes or announcements in reimbursement policies, developments with the Company's collaborators, developments concerning patent or other proprietary rights of the Company or its competitors (including litigation), concern as to the safety of the Company's products, period-to-period fluctuations in the Company's operating results, changes in estimates of the Company's performance by securities analysts, market conditions for biopharmaceutical stocks in general and other factors not within the control of the Company could have a significant adverse impact on the market price of the common stock. The Company has never paid cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws include provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The approval of 66 2/3 percent of the Company's voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of special meetings of stockholders and the amendment of any of the anti-takeover provisions contained in the Company's Certificate of Incorporation. Further, pursuant to the terms of its stockholder rights plan, the Company has distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire the Company on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts.

                                   USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered hereby.

                              INCOME TAX CONSIDERATIONS

     Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of the Common Stock.

                                 SELLING STOCKHOLDERS


     As of May 15, 1998 there were four (4) Selling Stockholders, as set forth below. Share ownership information is based solely upon either information furnished to the Company or reports furnished to the Company by the respective individuals or entities, as the case may be, pursuant to the rules of the
Commission:

                                                                                                         Percentage of
                                                                                                      Common Stock to be
                                                           Shares of Common                            Held After Sale
                                                         Stock Issuable Upon                            Assuming Full
                                                          Conversion of the                             Conversion of
                                                        Series F Convertible                         Series F Convertible
                                                           Preferred Stock          Number of        Preferred Stock and
                                                               Held at            Shares Being             Sale of
              Selling Stockholders                         May 15, 1998(1)         Offered(1)            Common Stock
---------------------------------------------------     --------------------      ------------       --------------------
Themis Partners L.P.  . . . . . . . . . . . . . . .            167,022               167,022                   0

Heracles Fund . . . . . . . . . . . . . . . . . . .            508,173               508,173                   0

Brown Simpson Strategic Growth Fund, Ltd. . . . . .             28,429                28,429                   0

Brown Simpson Strategic Growth Fund, L.P. . . . . .              7,107                 7,107                   0

--------------
(1) Excludes additional shares of Common Stock which would be issuable to the Selling Stockholders upon conversion of the Series F Convertible Preferred Stock if the conversion price is adjusted downward pursuant to the terms of the Series F Convertible Preferred Stock and excludes shares of Common Stock which will be issuable to the Selling Stockholders to pay the dividend of 7.5% per annum payable on the Series F Convertible Preferred Stock.

     There has been no material relationship between the Selling Stockholders and the Company in the past three years except as a result of ownership of the Series F Convertible Preferred Stock.

                                 PLAN OF DISTRIBUTION

     The Shares are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from the offering. The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market or such other exchange or market on which the Common Stock is listed for trading; (iii) purchases by brokers, dealers or underwriters as principal and resale by purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Shares; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, in which Shares may be resold thereafter pursuant to this Prospectus. The Selling Stockholders or their successors in interest may also pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commission under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangement between the Selling Stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     There can be no assurance that any of the Shares will be sold by the Selling Stockholders. To the extent required, (i) the Shares to be sold hereby, (ii) the name of the Selling Stockholders, (iii) the purchase price,
(iv) the name of any such agent, dealer or underwriter, (v) any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer, (vi) disclosure that such broker or dealer did not conduct any investigation to verify information set out or incorporated by reference in this Prospectus and (vii) other facts material to the transaction will be set forth in an accompanying Prospectus Supplement.

     All expenses (estimated to be $60,000) of the registration of the Common Stock covered by this Prospectus will be borne by the Company pursuant to preexisting agreements, except that the Company will not pay any Selling Stockholder's underwriting discounts or selling commissions.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with this registration, including liabilities under the Securities Act.

     In order to comply with certain states securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

                                    LEGAL MATTERS

     Certain legal matters with respect to the validity of the Shares offered hereby are being passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California.

                                       EXPERTS

     The consolidated financial statements of Immune Response appearing in Immune Response's Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firms as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

                                 -----------------

                                 TABLE OF CONTENTS

                                                                            PAGE

Available Information. . . . . . . . . . . . . . . . . . . . .. . . . . . .  3
Documents Incorporated by Reference. . . . . . . . . . . . . .. . . . . . .  3
Special Note Regarding Forward-looking
  Information. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . .  4
The Company. . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . .  4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . .  5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . 11
Income Tax Considerations. . . . . . . . . . . . . . . . . . .. . . . . . . 12
Selling Stockholders . . . . . . . . . . . . . . . . . . . . .. . . . . . . 13
Plan of Distribution . . . . . . . . . . . . . . . . . . . . .. . . . . . . 13
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . 14
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . 14

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,700,000 Shares
                                 Common Stock


                                  THE IMMUNE
                             RESPONSE CORPORATION


                               ---------------
                                 PROSPECTUS
                               ---------------


                               __________, 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

                                                              Amount
                                                             -------
SEC registration fee  . . . . . . . . . . . . . . . . . .    $ 5,705
Blue Sky fees and expenses  . . . . . . . . . . . . . . .      1,000
Accounting fees and expenses  . . . . . . . . . . . . . .      5,000
Legal fees and expenses . . . . . . . . . . . . . . . . .     20,000
Registrar and transfer agent's fees . . . . . . . . . . .      1,000
NNM listing fee . . . . . . . . . . . . . . . . . . . . .     17,500
Miscellaneous fees and expenses . . . . . . . . . . . . .      9,795
                                                             -------
     Total                                                   $60,000
                                                             -------
                                                             -------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware GCL") permits the Company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article VII of the Company's Restated Certificate of Incorporation, as amended, and Article V of the Company's Bylaws, provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by law.

     In addition, the Company has entered into separate indemnification agreements with its directors and officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

ITEM 16.  EXHIBITS

 Exhibit
 Number                         Description of Document*
--------   ------------------------------------------------------------------
  5.1 Opinion of Pillsbury Madison & Sutro LLP regarding the legality of the securities being registered.

 10.1(1) Securities Purchase Agreement dated as of April 24, 1998 by and among the Company and the Selling Stockholders.

 10.2(1) Registration Rights Agreement dated as of April 24, 1998 by and among the Company and the Selling Stockholders.

  23.1     Consent of independent public accountants.

  23.2 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

  24.1     Power of Attorney (see page II-4).

-----------
* Parenthetical references after description of exhibits relate to the exhibit number under which exhibits were initially filed.
(1) Incorporated by reference to the exhibits of the same number to the Company's Report on Form 8-K dated April 24, 1998 (Commission File No. 0-18006).

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act which is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURES
                                    ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, June 9, 1998.

                                      THE IMMUNE RESPONSE CORPORATION



                                      By         /s/ Dennis J. Carlo
                                         -------------------------------------
                                                Dennis J. Carlo, Ph.D.
                                         President and Chief Executive Officer



                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Dennis J. Carlo, Ph.D. and Charles J. Cashion and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


       Signature                         Title                           Date
       ---------                         -----                           ----
  /s/ Dennis J. Carlo         President, Chief Executive Officer      June 9, 1998
---------------------------   and Director (Principal Executive
    Dennis J. Carlo, Ph.D.    Officer)



  /s/ Charles J. Cashion      Senior Vice President, Finance and      June 9, 1998
---------------------------   Administration, Chief Financial
    Charles J. Cashion        Officer, Secretary and Treasurer
                              (Principal Financial and Principal
                              Accounting Officer)


  /s/ James B. Glavin         Chairman of the Board                   June 9, 1998
---------------------------
    James B. Glavin



                              Director                                June 9, 1998
---------------------------
    Kevin B. Kimberlin



                                       II-4


       Signature                         Title                           Date
       ---------                         -----                           ----

---------------------------   Director                                June 9, 1998
   Gilbert S. Omenn


---------------------------   Director                                June 9, 1998
    Melvin Perelman


    /s/ John Simon            Director                                June 9, 1998
---------------------------
      John Simon


/s/ William M. Sullivan       Director                                June 9, 1998
---------------------------
  William M. Sullivan


  /s/ Philip M. Young         Director                                June 9, 1998
---------------------------
    Philip M. Young

                                   EXHIBIT INDEX
                                   -------------

 Exhibit
 Number                         Description of Document*
---------   ---------------------------------------------------------------
   5.1      Opinion of Pillsbury Madison & Sutro LLP regarding the legality of the securities being registered.

  10.1(1) Securities Purchase Agreement dated as of April 24, 1998 by and among the Company and the Selling Stockholders.

  10.2(1) Registration Rights Agreement dated as of April 24, 1998 by and among the Company and the Selling Stockholders.

  23.1      Consent of independent public accountants.

  23.2 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

  24.1      Power of Attorney (see page II-4).

----------------

(1) Incorporated by reference to the exhibits of the same number to the Company's Report on Form 8-K dated April 24, 1998 (Commission File No. 0-18006).